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                                   EXHIBIT 11
                       COMPUTATIONS OF EARNINGS PER SHARE

                                  (in thousands
                           except earnings per share)
                                   unaudited)

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                                                  For the three months           For the six months
                                                  --------------------           ------------------
                                                     ended june 30,                 ended june 30,
                                                     --------------                 --------------
                                                  1995            1994           1995           1994
                                                  ----            ----           ----           ----
Shares used in the computation
 of earnings per share:

Weighted daily average
 of shares outstanding                          3,531,711       3,443,900      3,524,422      3,448,803

Shares used in the computation of
 primary earnings per shares                    3,699,828       3,741,637      3,689,236      3,730,944
                                              ------------    ------------   ------------    -----------
                                              ------------    ------------   ------------    -----------

Shares used in the computation of
 fully diluted earnings per share               3,702,051       3,741,692      3,695,739      3,732,944
                                              ------------    ------------   ------------    -----------
                                              ------------    ------------   ------------    -----------


Net income used in the computation
 of earnings per common share;

 Net income, as reported                       $    1,764      $    1,482     $    3,394      $   2,815
 Adjustment for preferred
  stock dividend                                     (105)           (105)          (210)          (210)
                                              ------------    ------------   ------------    -----------

 Net income, as adjusted                       $    1,659      $    1,377     $    3,184      $   2,605
                                              ------------    ------------   ------------    -----------
                                              ------------    ------------   ------------    -----------

 Primary earnings per share                    $     0.45      $     0.37     $     0.86      $    0.70
                                              ------------    ------------   ------------    -----------
                                              ------------    ------------   ------------    -----------

 Fully diluted earnings per share              $     0.45      $     0.37     $     0.86      $    0.70
                                              ------------    ------------   ------------    -----------
                                              ------------    ------------   ------------    -----------

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